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                                                                    EXHIBIT 10.7
                               (G-P LETTERHEAD)





                                                                    CONFIDENTIAL

                                                               February 28, 1994



Mr. James C. Van Meter
10 Cherokee Road, N.W.
Atlanta, Georgia  30305

Dear Jim:

This will confirm our agreement regarding your resignation from Georgia-Pacific Corporation.

I have accepted your resignations as a member of the boards of directors of Georgia-Pacific Corporation, its subsidiaries and nonprofit affiliates effective today, and as Vice Chairman of Georgia-Pacific Corporation effective March 11, 1994. As we discussed, however, you will remain on the payroll as a regular salaried employee at your current base salary until May 13, 1994, when your resignation from Georgia-Pacific employment will be effective. During your remaining time with us, you will not be required to perform any services for Georgia-Pacific in any connection, other than to complete the sale of the Roofing Division and matters relating to the Mail-Well divestiture, and to advise us on other matters for which you have had responsibility or are within your knowledge or as requested by me.

As a result of your resignation from Georgia-Pacific employment, you will be entitled to receive the following benefits:

         1) Your resignation has been determined to be for "Good Reason," as that phrase is defined under the 1988 and 1990 Long-Term Incentive Plans (the "LTIPs"). Consequently, all restricted stock awarded under the LTIPs on or before May 13, 1994, will vest immediately on that date, and you will be entitled to an immediate distribution of that stock. Pursuant to the terms of the LTIPs, the requisite tax gross-up will be paid directly to the appropriate taxing authorities.

         2) You will be eligible to receive termination benefits under the terms and provisions of your Executive Retirement Agreement, commencing at age 62. Normally, your benefits under that agreement would be eleven-fifteenths (approximately 73%) of the normal retirement benefit you will have accrued through May 13, 1994. However, we have agreed to amend your Executive




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James C. Van Meter
February 28, 1994
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             Retirement Agreement (as described on page 3 below) to increase your termination benefit to 100% of your then accrued normal retirement benefit. As you are aware, your "average monthly cash salary" for these purposes will be calculated as of May 13, 1994, and will take into account the amount of your base salary (including deferrals in the Savings Plan) and incentive bonuses for your last 48 months of employment. The benefit formula includes an offset for company-funded retirement benefits under the tax-qualified retirement plans for salaried employees.

         3) You may obtain distribution of your vested account balance under the Georgia-Pacific Corporation Savings and Capital Growth Plan ("Savings Plan") and your Personal Account under the Georgia-Pacific Corporation Salaried Employees Retirement Plan ("SERP") in the following forms: (i) under both the Savings Plan and the SERP, you are eligible for a lump sum distribution of your account balance at any time; or (ii) as an alternative to a lump sum payment under either plan, you will be eligible to elect an immediate or deferred monthly annuity commencing at a time of your choosing (but no later than age 70-1/2). You may also elect to leave your funds in the plans and withdraw them at some future time of your choosing (but no later than your attainment of age 70-1/2).

         4) Normally your coverage under the Executive Life Program would come to an end on May 13, 1994, and you would have a right to convert this coverage to a personal policy (your insurance would be extended during the conversion election period). However, we have agreed to treat you as having an additional four years of service with Georgia-Pacific, thus permitting you to have the option to choose a company-paid death benefit, annuity, or lump sum payment as more fully described on pages 3 and 4 below.

         5) Your present (active employee) medical/dental/vision coverage will terminate on May 31, 1994. Under COBRA, however, you will be entitled to continue this coverage for a maximum of eighteen (18) months on a self-paid basis. You will receive detailed information regarding the cost of, and the procedures for electing, this coverage continuation under separate cover.

             However, since you are eligible for retirement, you will be entitled to coverage under Georgia-Pacific's retiree medical program in lieu of the 18-month self-paid extension of your coverage under COBRA. As you may be aware, the retiree medical plan requires participant contributions. It is expected that the participant contribution rate which will be in effect on your retirement date will require you to contribute approximately 50% of the premium costs until you attain age 65 and approximately 64% of the premium costs thereafter. Of course, the company cannot guarantee that the contribution rates which retirees have to pay will not increase in the future.

         6) You have agreed to use your remaining earned vacation for 1994 beginning March 14, 1994. After your vacation, you will be extended a paid leave of






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James C. Van Meter
February 28, 1994
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             absence at your current base salary until May 13.  In
             consideration for this arrangement, you have agreed to waive your accrued vacation to the extent of the leave of absence period.

         7) Since you are eligible for retirement, we will continue to match your charitable gifts under the terms and conditions specified in the salaried employees matching gift program.

         8) Since you are eligible for retirement, we will give you a pro rata share (based on your final resignation date of May 13) of any payment which you would have received under the Management Incentive Plan (MIP) for 1994 had you been an active employee through December 31, 1994. We have agreed that your rating for the individual portion of any such bonus will be 7. This payment, less appropriate tax withholding, will be made to you at the time MIP payments for 1994 are made to regular participants, probably sometime in February 1995.

You will continue to participate in the same benefit plans and fringe-benefit programs as if you remained an executive officer of the company through May 13, 1994.

In addition to the above and any other normal benefits for which you are eligible, we have also agreed to give you the following special benefits in exchange for your release of Georgia-Pacific from any claims relating to your employment or your separation from employment and your agreement to the other terms set out below:

         1) Effective May 13, 1994, your Executive Retirement Agreement will be amended as follows: (i) the provision governing termination benefits under the agreement will be modified to provide that your benefits will be 100% of your accrued normal retirement benefit at the effective date of your resignation (but still payable at age
             62); and (ii) the scope of the non-competition clause in the agreement will be narrowed to cover only director, officer, employee, agent, or consultant positions with Weyerhaeuser, International Paper, Louisiana-Pacific, Champion, Union Camp, Boise Cascade and Stone Container (and, of course, any successor, subsidiary or affiliate of these corporations).

         2) Effective May 13, 1994, you will be credited with an additional four years of service under the Executive Life Program, and accordingly we will make the following actuarially equivalent options available to you:

             -- A company-paid death benefit ($1,000,000) to be paid to your designated beneficiary as soon as practicable following the time of your death,

             -- A lump sum payment of $ 178,490, to be paid as soon as practicable following May 13, 1994, or






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James C. Van Meter
February 28, 1994
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         --   A single life, joint and 50% survivor or joint
              and 100% survivor annuity from company funds (if you elect this option, your monthly payments based on a June 1, 1994, commencement date will be $1,418.01, $1,324.23, or $1,242.92, respectively).

         No matter which option you select, at the time the death benefit, lump sum or each annuity payment (as the case may be) is paid, a separate additional payment will be made directly to the appropriate taxing authorities at the rate specified in the applicable Executive Life Program as in effect at that time. You will be informed under separate cover of the procedures for making your decision.

     4) We will reimburse your reasonable out-of-pocket expenses for personal income tax advice and tax return preparation services for the 1993 tax year, up to a maximum for the year (including any reimbursements previously made) of $15,000. In addition, we will pay you a lump sum of $15,000 for income tax advice, tax preparation and legal services for the 1994 tax year. These payments will be subject to appropriate tax withholding and will be made as soon as practicable following your reimbursement request or, in the case of the lump sum, shortly after May 13, 1994.

     5) The company will enter into a consulting agreement with you on the terms and conditions set forth in the attached agreement.

     6) Georgia-Pacific and all affiliated companies hereby release you from all claims, losses, or expenses which any of them have or have had or may later claim to have had, against you for any loss, damages or expense arising out of your service as an officer, director, and employee of the company, so long as you acted in a manner which you reasonably believed to be in or not opposed to the best interests of Georgia-Pacific (or affiliated company, if applicable) and had, with regard to any criminal matter, no reasonable cause to believe your conduct was unlawful; provided, however, that this release does not cover any claims arising under this agreement. Nothing in this agreement is to be construed as an admission by you of liability or wrongdoing of any sort.

Any questions concerning any of the normal benefits or special payments described above should be directed to Rebecca M. Crockford in the Employee Benefits Department at 404/652-5847. Of course, all benefits will be subject to applicable taxes as well as to the terms and conditions of the applicable benefit plan, policy or arrangement except as expressly modified herein.

As you are aware, this special benefit package is substantially greater than those benefits to which you are normally entitled. In consideration for these additional benefits and so that there will be no misunderstanding as to your entitlement to any additional money or benefits, you have agreed to release the company, all related companies, and their officers, directors, and employees, from all actions, claims and liabilities of any kind arising out of either your employment with Georgia-Pacific or your separation from employment, except as expressly provided below. This release includes (but is not limited to) any rights or claims you may have










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James C. Van Meter
February 28, 1994
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under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination. This release also includes a release of any claims for wrongful discharge arising from your employment or your separation from employment and includes both claims that you know about and those you may not know about. However, this release does not affect your rights under this separation agreement, any claim for indemnification under the "Indemnification of Directors and Officers" article of the Georgia-Pacific Corporation Bylaws, or any rights you have accrued under the Georgia-Pacific Salaried Employees Retirement Plan, the Savings and Capital Growth Plan, your Executive Retirement Agreement or the LTIPs, or your rights under insurance or other welfare benefit plans (other than any severance plans or arrangements). Nor does this release waive or release any rights or claims that you may have under the Age Discrimination in Employment Act which arise after the date you sign this agreement. Of course, I know you understand that nothing in this letter is to be construed as an admission of liability or wrongdoing of any sort by Georgia-Pacific.

As another condition to the special benefits package described above, you have promised never to file a lawsuit asserting any claims which are included in the release set out in the preceding paragraph. If you break that promise, you agree to pay for all costs incurred by the company, any related company, or the officers, directors or employees of any of them, including reasonable attorneys' fees in defending against your claim. Moreover, if you file any such lawsuit or other claim, you agree that Georgia-Pacific has the right, in its sole discretion, to cease the payment of any further benefits which might be payable under the special benefits package outlined above and you further agree to tender back all special payments and reimbursements previously paid under this Agreement. Georgia-Pacific promises never to file a lawsuit asserting any claims which are included in its release set forth in clause (6) on the preceding page; if we do so we will pay for all costs incurred by you including reasonable attorney's fees in defending against our claim.

You are hereby given at least three weeks to consider our offer of special benefits and urged to think over the terms of this agreement carefully before accepting it and to discuss it with your family, an attorney of your choice and/or your financial advisor before making a decision. Once you agree to the terms set out in this letter (as evidenced by your signature below) you will have seven days in which to revoke your decision, and you must do so by delivering me a written notice of such revocation. Thus, this agreement will not become effective or enforceable until seven days from the date of your signature (assuming, of course, that you do not revoke it).

If you would like to discuss this matter further, let me know. By signing below, you are indicating that you have discussed the terms of this agreement with whomever you wished, that you have had as much time as you wished in which to consider it, that you fully understand it, including its final and binding effect, and that you fully and voluntarily agree to the terms and conditions set forth herein. By signing below, you are also indicating that the terms and provisions set forth in this letter constitute the entire agreement between you and Georgia-Pacific






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James C. Van Meter
February 28, 1994
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and supersede all previous communications, negotiations, proposals, representations, conditions, or other agreements, whether written or oral, between you or your counsel and Georgia-Pacific with respect to the subject matter of this letter.

We and you agree to keep the terms of this agreement confidential and not to disclose its terms and conditions to any third party except as required by court order, and except that you may disclose it to your spouse, tax and legal advisors (who shall be bound by the same obligation of confidentiality), and except that we may disclose it in any regulatory filing and to any Georgia-Pacific employee or advisor needing to know its terms in connection with his duties.

We intend, and understand you also intend, to refer in the future to your service as an officer and director of Georgia-Pacific on a basis which reflects the high regard and appreciation that we have for your services and that you have for the professional opportunities Georgia-Pacific has afforded you. Please accept our very best wishes for success in your future endeavors.


                                               Sincerely,

                                               GEORGIA-PACIFIC CORPORATION



                                               /s/ A. D. Correll

SO AGREED:

/s/ James C. Van Meter
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James C. Van Meter

February 28, 1994
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Date